Exhibit 5.1

mPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, Ct. 06854

December 9, 2011

mPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, Connecticut 06854-1711

Re: mPhase Technologies, Inc. Registration Statement on
Form S-1 Registration Number 333-177248
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Ladies and Gentlemen:

          On the date hereof, mPhase Technologies, Inc., a New Jersey corporation (the "Company"), intends to transmit to the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement"), relating to 465,071,471 shares of the Company's common stock,$.001 par value per share (the "Common Stock"), consisting of 465,071,471 shares of Common Stock issuable upon conversion of certain Convertible Notes (the "Convertible Note Shares"), the exercise of a certain Warrant (the “Warrant Shares”), and shares covering the commitment fee for an equity line together with the exercise of a Put Option by the Company under an Equity Line (the “Put Shares”). This opinion is an exhibit to the Registration Statement.

          I am the general counsel to the Company with respect to certain corporate and securities matters, and in such capacity I am familiar with the various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offer and sale of the Shares as contemplated by the Registration Statement.

          In connection with this opinion, I have examined and am familiar with originals or copies, certified, or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, the records of corporate proceedings of the Company and such other statutes, certificates, instruments and such other documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to me as originals, the conformity with originals of all documents submitted to me as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual matters, I have relied upon statements or representations of officers and other representatives of the Company, public officials or others and have not independently verified the matters stated therein. Insofar as this opinion relates to securities to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

          Based upon the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to me, I am of the opinion that the Convertible Note Shares, the Warrant Shares and the Put Shares have been duly authorized and, subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, when issued in accordance with the terms of conversion of the Convertible Notes are legally and validly issued, fully paid and non-assessable shares of Common Stock.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

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MARTIN SMILEY
GENERAL COUNSEL